Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

AIRO GROUP HOLDINGS, INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

Article I.
NAME

The name of the Corporation is AIRO Group Holdings, Inc. (the “Corporation”).

Article II.
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

Article III.
PURPOSE AND POWERS

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV.
COMMON STOCK

The total number of shares of common stock which the Corporation is authorized to issue is Thirty-Five Million (35,000,000), at a par value of $0.000001 per share.

Article V.
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by, or under the direction of, a board of directors.

Article VI.
LIMITATION OF LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Article VII.
INDEMNIFICATION

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DCGL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Article VIII.
INCORPORATOR

The name and mailing address of the incorporator of the Corporation is Joseph Burns, 5001 Indian School Road NE, Albuquerque, NM 87110. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware.

* * * *

I, the undersigned, being the incorporator, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby acknowledging, declaring, and certifying that the foregoing Certificate of Incorporation is my act and deed and that the facts herein stated are true, and have accordingly hereunto set my hand this 30th day of August, 2021.

INCORPORATOR:

/s/ Joseph Burns
Name:	Joseph Burns

2.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

AIRO GROUP HOLDINGS, INC.

Captain Joseph D. Burns hereby certifies that:

ONE: The name of this corporation is AIRO Group Holdings, Inc., a Delaware corporation (the Corporation the date of filing the original Certificate of Incorporation of the Corporation (the “Current Certificate” with the Secretary of State of the State of Delaware was August 30, 2021.

TWO: He is the duly elected and acting Chief Executive Officer and Secretary of the Corporation.

THREE: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law, adopted resolutions amending its Current Certificate as follows:

The following is hereby inserted into Article IV of the Current Certificate immediately before the first sentence therein:

Effective upon the filing of this Certificate of Amendment of the Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), every 1.7 shares of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one share of Common Stock without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determine in good daith by the Corporation’ s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock affected thereby. All rights, preferences and privileges of the Common Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation.

FOUR: All other provisions of the Current Certificate shall remain in full force and effect.

Five: The foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

SIX: The foregoing amendment to the Current Certificate was duly adopted in accordance with the provisions of Section 242 of the DGCL.

Seven: This Certificate of Amendment, and the amendment to the Current Certificate contained herein, shall be effective at 5:00 p.m., Pacific Time, on March 7, 2025.

In Witness Whereof, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on March 7, 2025.

AIRO Group Holdings, Inc.

By:	/s/ Joseph D. Burns
Name:	Captain Joseph D. Burns
Title:	Chief Executive Officer and Secretary